UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: October 31, 2003
(Date of earliest event reported)

Inland Western Retail Real Estate Trust, Inc.
(Exact name of registrant as specified in the charter)
Maryland	333-103799	42-1579325
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

2901 Butterfield Road
Oak Brook, Illinois 60523
(Address of Principal Executive Offices)

(630) 218-8000
(Registrant's telephone number including area code)

Not Applicable
(Former name or former address, if changed since last report)

Item 2. Acquisition or Disposition of Assets

The Shops at Park Place, Plano, Texas

On October 31, 2003, we acquired an existing shopping center known as The Shops at Park Place through the purchase of all of the membership interests of the general partner and the membership interest of limited partner of the limited partnership holding title to this center. The center contains 116,300 gross leasable square feet and is located at 6401 W. Plano Parkway in Plano, Texas.

An affiliate of our advisor, Inland Park Place Limited Partnership, acquired this property on September 30, 2003 from CDG Park Place LLC, an unaffiliated third party for $23,868,000. Inland Park Place Limited Partnership agreed to sell this property to us when we had raised sufficient funds from the sale of shares to acquire this property from them. The affiliate agreed to sell us this property for the price it paid to the unaffiliated third party, plus any actual costs incurred. Our board of directors unanimously approved acquiring this property, including a unanimous vote of the independent directors.

Our total acquisition cost was $24,000,000, which included $132,000 of costs incurred by Inland Park Place Limited Partnership. We expect any additional costs to be insignificant. Our acquisition cost is approximately $206 per square foot of leasable space.

As part of the purchase, title to the property was subject to a loan placed on the property by Inland Park Place Limited Partnership for our benefit. The loan is in the amount of $13,127,000, requires interest only payments at a rate of 4.71% per annum and matures November 2008. We believe this loan is at least as equal to what we could have obtained from an unaffiliated third party lender.

We do not intend to make significant repairs and improvements to this property over the next few years. However, if we were to make any repairs or improvements, the tenants would be obligated to pay a substantial portion of any monies spent pursuant to the provisions of their respective leases.

Four tenants, Walgreens, Office Max, Michael's and Bed, Bath & Beyond, each lease more than 10% of the total gross leasable area of the property. The leases with these tenants require the tenants to pay base annual rent on a monthly basis as follows:
			Base Rent
	Approximate		Per Square
	GLA Leased	% of Total	Foot Per	Lease	Term
Lessee	(Sq. Ft.)	GLA	Annum ($)	Beginning	To

Walgreens	15,120	13	20.83	05/00	04/20

Office Max	24,133	20	13.50	12/01	11/11
			14.00	12/11	11/16

Michaels	24,133	21	13.50	08/01	10/11

Bed, Bath & Beyond	25,000	21	11.00	0/01	01/12

For federal income tax purposes, the depreciable basis in this property will be approximately $18,000,000. When we calculate depreciation expense for tax purposes, we will use the straight-line method. We depreciate buildings and improvements based upon estimated useful lives of 40 and 20 years, respectively.

The Shops at Park Place was built in 2001. As of November 1, 2003, this property was 100% leased, with a total 116,300 square feet leased to 12 tenants. The following table sets forth certain information with respect to those leases:
	Approximate GLA Leased		Renewal	Current Annual	Base Rent Per Square Foot
Lessee	(Sq. Ft.)	Lease Ends	Options	Rent ($)	Per Annum ($)

Ebby Halliday Realty	5,314	10/06	1/5 yrs.	154,100	29.00
North Dallas Eye Associates	3,000	10/06	1/5 yrs.	90,000	30.00
The Nail Club	1,100	10/06	1/5 yrs.	33,000	30.00
Oxford Cleaners	1,042	10/06	1/5 yrs.	29,176	28.00
Rick's Tailor	840	10/06	-	25,200	30.00
Carpet Mills of America	3,500	11/06	1/5 yrs.	91,000	26.00
Bed, Bath & Beyond	25,000	01/12	-	275,000	11.00
Michael's	24,133	02/12	-	325,800	13.50
Salon Boutique	10,000	02/12	-	180,000	18.00
Chick-Fil-A	3,822	10/15	-	78,500	20.54
Office Max	23,429	11/16	-	316,300	13.50
Walgreens	15,120	04/20	-	315,000	20.83

In general, each tenant will pay its proportionate share of real estate taxes, insurance and common area maintenance costs, although the leases with some tenants may provide that the tenant's liability for such expenses is limited in some way, usually so that their liability for such expenses does not exceed a specified amount.

Item 7. Financial Statements and Exhibits

  Financial Statements

To be subsequently filed.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INLAND WESTERN RETAIL REAL ESTATE TRUST, INC.

By: /s/ Kelly Tucek

Name: Kelly Tucek

Title: Treasurer

Date: November 7, 2003